AGREEMENT

SinoFresh HealthCare, Inc. (“The Corporation”) hereby makes the following agreement with the law firm of David. B. Haber, P.A. (“Firm”) regarding any and all claims for attorney’s fees and costs as Plaintiffs’ Counsel in the U.S. District Court in the Middle District of Florida which shareholders’ derivative action and malpractice action, Case No. 8:04-CV-490-T-30MSS, is filed (“Litigation”).

Whereas, the Corporation and the Firm desire to resolve the issue of attorney’s fees and costs to be paid to Firm for the representation of the Plaintiffs in the Litigation;

Whereas, the Firm has expended significant resources in the representation of the Derivative Plaintiffs in the Litigation and has agreed to significantly discount its fees and costs in order to resolve this matter and to assist the Corporation in achieving a global resolution with all parties, including the remaining Defendant Greenberg Traurig (“GT”) at the mediation on December 7, 2005, the parties have agreed as follows:

1.	$25,000.00 Cash immediately upon receipt of settlement funds from Greenberg Traurig (“GT”)
2.
The equivalent of $30,000.00 worth of unrestricted Common shares of the Corporation’s stock, as valued as of the close of business on December 7, 2005 subject to the following: a.) $10,000.00 worth of the Common stock may be sold immediately; b.) $10,000.00 may be sold as of February 15, 2006; and c.) $10,000.00 worth may be sold as of March 15, 2006. In the event the value of the Common stock goes up, Firm shall be entitled to the increased value of same.

3.	Options to purchase 40,000 shares of the Corporation’s Common stock at a strike price as of the close of business on December 7, 2005.
4.
SinoFresh agrees to use its best efforts to obtain approval from the debenture holders as to the pricing of the shares and the options set forth in the paragraphs 3 and 2. In the absence of such authorization, SinoFresh agrees to pay $25,000.00 to Firm, in lieu of its obligations in paragraphs 2 and 3, on or by February 15, 2006 and all its obligations under paragraph 2 and 3 are discharged.

This agreement is contingent on approval of the motion to approve settlement by the U.S. District Court and shall be attached as an Exhibit thereto.

Signed this 7th day of December, 2005

David B. Haber, P.A.

By:	/s/ David B. Haber, P.A.
David B. Haber, P.A.

SinoFresh HealthCare, Inc.

By:	/s/

Title